                                                                    EXHIBIT 10.1


                                  AMENDMENTS TO
                            THE WACKENHUT CORPORATION
                   KEY EMPLOYEE LONG-TERM INCENTIVE STOCK PLAN

         The following amendments to The Wackenhut Corporation (the "Company") Key Employee Long-Term Incentive Stock Plan were adopted by the shareholders of the Company on May 4, 2001:

         1. Section 4.1 is amended by deleting the first sentence therein and inserting the following text:

            "Subject to adjustment as provided in Section 4.3 herein, no more than three million one hundred thirty five thousand eight hundred forty-four (3,135,844) shares may be reserved for issuance and granted under the Plan."

         2. Section 6.9 is amended by deleting the first paragraph therein and inserting the following text:

            "TERMINATION OF EMPLOYMENT FOR OTHER REASON. If the employment of the Participant shall terminate for any reason other than death, disability, retirement or for Cause, the Participant shall have the right to exercise Options that were vested in the Participant at the date of termination within the 90 days after the date of termination, but in no event beyond the expiration of the term of the Option and only to the extent that the Participant was entitled to exercise the Option at the date of termination of employment and the Committee, in its sole discretion, shall have the right to extend the 90 days up to the expiration date of the Options."